Exhibit 99.1

REKOR SYSTEMS EXPECTS Q3 2025 RECORD REVENUE, A SIGNIFICANT IMPROVEMENT IN ADJUSTED EBITDA AND GROSS MARGIN

Q3 2025 results will be released Thursday, November 13, 2025, after market close. Company will host earnings call at 4:30 p.m. Eastern Time on the same day

Columbia, MD — October 14, 2025 — Rekor Systems, Inc. (NASDAQ: REKR) a leader in developing and implementing state-of-the-art roadway intelligence, today announced its preliminary financial results for the third quarter ended September 30, 2025. The Company expects to report:

●	Record quarterly revenue between $13.9 million and $14.3 million
●	Adjusted EBITDA loss between $1.6 million and $1.9 million; and
●	Gross margin between 61% and 65%

These preliminary results reflect record quarterly revenue, a significant reduction in Adjusted EBITDA loss of more than 65% compared to the second quarter of 2025 and more than 75% compared to the third quarter of 2024, respectively, and continued Gross Margin expansion, driven by increased demand for data delivered as a service and software products.

“Our Q-3 performance was strong,” said Eyal Hen, Chief Financial Officer at Rekor. “Expanding adoption of our data-as-a-service (DaaS) model, as well as software solutions, is driving operating leverage and improving economics. While quarterly results can vary with the timing of deployments and the start of DaaS contracts, the trend remains clear and positive for long-term shareholder value.”

The Company also announced that its full financial results for the third quarter of 2025 will be released on Thursday, November 13, 2025, after market close. On the same day, the company will host its earnings conference call at 4:30 p.m. Eastern Time to discuss financial and operating results.

CONFERENCE CALL INFORMATION

Any person interested in participating in the call should please dial in approximately 10 minutes before the start of the call using the following information:

North America: Participant Dial-In: 877-407-8037 / +1 201-689-8037

Click here for participant International Toll-Free access numbers

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=gyrVsAf5

REPLAY INFORMATION

A replay will be available online approximately two hours after the live call for two weeks. To access the replay, use the following numbers:

Replay Dial-In: 877-660-6853 / 201-612-7415

Access ID: 13756647

Replay Duration: two weeks.

An archived webcast will also be available to replay this conference call directly from the Company's website under Investors, Events & Presentations.

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a leader in developing and implementing state-of-the-art roadway intelligence systems using AI-enabled computer vision and machine learning. As a pioneer in the implementation of digital infrastructure, Rekor is collecting, connecting, and organizing the world's mobility data – laying the foundation for a digitally-enabled operating system for the roadway. With our Rekor One® Roadway Intelligence Engine at the core of our technology, we aggregate and transform trillions of data points into intelligence through proprietary computer vision, machine learning, and big data analytics that power our platforms and applications. Our solutions provide actionable insights that give governments and businesses a comprehensive picture of roadways while providing a collaborative environment that drives the world to be safer, greener, and more efficient. To learn more, please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, X (formerly Twitter), Threads, and Facebook.

Non-GAAP Financial Measures

Adjusted EBITDA and gross margin are non-GAAP financial measures. These metrics are presented because management believes they provide useful supplemental information to investors regarding the Company’s performance. A full reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures will be provided in Rekor’s Quarterly Report on Form 10-Q for the period ended September 30, 2025.

Forward-Looking Statements

This press release and its links and attachments contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Rekor Systems, Inc. that involve substantial risks and uncertainties, including particularly statements regarding our future results of operations and financial position, business strategy, prospective products and services, timing and likelihood of success, plans and objectives of management for future operations and future results of current and anticipated products and services. These statements involve uncertainties, such as known and unknown risks, and are dependent on other important factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance or achievements we express or imply. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date they are made and are subject to a number of risks, uncertainties and assumptions described under the sections in our Annual Report on Form 10-K for the year ended December 31, 2024 entitled "Risk Factors" and elsewhere in our Quarterly Report on Form 10-Q. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this Press Release and in other documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. The forward-looking statements in this Press Release do not reflect the potential impact of any divestiture, merger, acquisition, or other business combination that had not been completed as of the date of this filing. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media & Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini
ir@rekor.ai